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                                                                    Exhibit 10.3

                              DEBENTURE EXCHANGE
                           AND TRADE DEBT SETTLEMENT
                                   AGREEMENT

     THIS AGREEMENT is made and entered into this 12th day of September, 1996, by and between LaserMaster Technologies, Inc., a Minnesota corporation having its principal office at 7090 Shady Oak Road, Eden Prairie, MN 55344 (the "Company") and Marubeni International Electronics Corporation, a Massachusetts corporation having its principal address at 20 William Street, Wellesley, Massachusetts, 02181 ("Marubeni").

     WHEREAS, LaserMaster Corporation ("LMC"), a wholly owned subsidiary of the Company is indebted to Marubeni in the aggregate amount of Two Million Five Hundred Twenty Seven Thousand Eight Hundred Twenty Nine Dollars and Seventy Nine Cents ($2,527,829.79) (the "Indebtedness") for product purchased from Marubeni pursuant to that certain Purchase Agreement dated May 28, 1992, as amended (the "Purchase Agreement"); and

     WHEREAS, the Indebtedness is currently due and owing pursuant to the terms of the Purchase Agreement and LMC and the Company have represented to Marubeni that they are presently unable to satisfy the indebtedness in accordance with the terms of the Purchase Agreement; and

     WHEREAS, the Company, LMC and Marubeni desire to provide for the timely repayment of the Indebtedness and for the right for Marubeni to acquire an equity interest in the Company.

     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Issuance of Debenture - Exchange of Indebtedness. Subject to the terms hereof, Marubeni agrees to accept, in full satisfaction of the Indebtedness, and the Company agrees to deliver, the Company's Convertible Debenture, in the original principal amount equal to the balance of the Indebtedness, in the form attached hereto as Exhibit A (the "Debenture"). Marubeni shall accept the Debenture and the Company shall deliver the Debenture, upon the effectiveness of the Registration Statement (as defined in Section 7 of the Debenture). Upon exchange of the Debenture for the Indebtedness, the Company and LMC shall be released from any further liability under the Indebtedness in accordance with
Section 3 hereof. Until such time as the Registration Statement (as defined in Section 7 of the Debenture) becomes effective under the Securities Act of 1933, or December 31, 1996, whichever date is earlier, Marubeni agrees that it will stand still and forebear from taking any action to collect the Indebtedness, provided no default has occurred hereunder or under the Debenture. Marubeni further agrees that absent a failure of the Registration Statement to become effective, it is obligated to accept the Debenture as provided herein. Notwithstanding the December 31, 1996 deadline imposed hereinabove, Marubeni agrees that it will continue to stand still and forebear for an additional period of time extending up through January 31, 1997, if the Securities and Exchange Commission rejects or objects to the Registration Statement due at least in part to either (a) the fact that the Debenture
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was not accepted by Marubeni in exchange for the Indebtedness prior to the effectiveness of the Registration Statement, or (b) the fact that Marubeni receives "price restoration" on the sales of securities issued pursuant to conversion of the Debenture; provided the Company files the Registration Statement by October 15, 1996, and provides Marubeni with copies of the filings and correspondence with the Securities and Exchange Commission relating solely to the Registration Statement. During such extension, LaserMaster shall use its best efforts to obtain effectiveness of Registration Statement. Marubeni shall have the right to approve a further extension of time to enable the Company to obtain effectiveness of the Registration Statement, not to exceed sixty (60) days, which approval shall not be unreasonably withheld.

     2. Representations and Warranties. In connection with the exchange of the Debenture for the Indebtedness, Marubeni hereby represents and warrants as follows:

     (a) That Marubeni has received, carefully reviewed and is familiar with the Company's (i) Annual Report on Form 10-K for the year ended June 30, 1995;
(ii) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996; (iii) the Proxy Statement for the annual meeting of shareholders of the Company held May 23, 1996; and (iv) 1996 annual report to shareholders (the "Filed Documents");

     (b) That Marubeni has been given access to full and complete financial information regarding the Company and has utilized such access to its satisfaction for the purpose of obtaining financial information in addition to, or verifying information included in the Filed Documents. Further, Marubeni has met with officers of the Company for the purpose of asking questions of, and receiving answers from, such officers concerning the Company's financial information and to obtain any additional financial information, to the extent reasonably available, necessary to verify the accuracy of financial information provided in the Filed Documents;

     (c) That Marubeni recognizes that the Common Stock issued upon conversion thereof involves certain risks, including, but not limited to, the risks described in Exhibit 99 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (d) That Marubeni realizes that the Debenture has not been registered under federal and applicable state securities laws and that the transferability of the Debenture and the Common Stock issuable upon conversion thereof is restricted and requires conformity with the restrictions contained in paragraph 7 of the Debenture;

     (e) That Marubeni is an Accredited investor as defined in Rule 501 of the Securities and Exchange Commission.

     3. Release of Indebtedness. In consideration of issuance of the Debenture, and effective upon receipt thereof, Marubeni, for itself, its affiliates, agents, and suppliers, hereby agrees that the Indebtedness is discharged and further releases and forever discharges the Company and each of its subsidiaries, including LMC, each of their respective directors, officers, agents, employees, successors and assigns from any and all liability with respect to the Indebtedness, and any claims, demands, actions liability, damages or rights of any kind, whether known or unknown, arising out of or resulting from the Indebtedness, except for claims relating to the Debenture issued pursuant hereto. Marubeni further agrees that it will not institute or

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authorize any other party, either governmental or otherwise, to institute any administrative or legal proceedings against the Company, LMC or any Subsidiary, its directors, officers, agents, employees, successors and assigns as a result of any claims of any kind or character which Marubeni might have against them arising from or related to the Indebtedness, except for claims relating to the Debenture issued pursuant hereto. This unconditional release includes, but is not limited to, claims based upon any federal, state, or local anti-discrimination law, rule, or regulation, and any contract, quasi-contract, estoppel, tort, or statutory claims, whether developed or undeveloped, that arose before, or existed as of, the date of this Agreement.

     4. Price Restoration. Notwithstanding Section 3 of this Agreement, the Company hereby agrees to pay to Marubeni, at the end of the two year term of the Debenture, the difference between (a) the principal amount of the Debenture plus accrued interest and (b) the sum of the following:

     (i) the net sales proceeds actually received by Marubeni (after payment of any customary brokerage commissions or mandatory fees but excluding taxes) ("Net Proceeds") on the sale of the Company's common stock acquired through Automatic Conversion or Mandatory Conversion and held for ten (10) business days or less, plus (ii) the principal amount of the Debenture which has been converted through Optional Conversion, plus (iii) the principal amount of the Debenture which has been converted through Automatic Conversion or Mandatory Conversion where Marubeni has held the shares of Company's common stock received through such conversion for more than ten (10) business days, provided, however, that (A) Net Proceeds for purposes of such calculation on any individual sale of Common Stock was not more than $.50 per share less than the conversion price pursuant to which such stock was acquired and that all of such sales were executed in good faith by Marubeni, (B) Marubeni provides to the Company, within 20 days after the trade date on which it executes any trade in the Company's Common Stock acquired upon any such conversion, copies of the trade confirmations referencing the sale price, and, where applicable, a certificate that the shares so sold were acquired through Automatic Conversion or Mandatory Conversion of the Debenture at a price less than such sale price (and confirming such conversion price), and (C) the ten (10) business day holding period set forth in Section 4(b)(i) and 4(b)(iii) shall be tolled during any Suspension Period set forth in
Section 7 of the Debenture.

     5. Confidentiality Agreement. Marubeni agrees to keep and hold confidential (except where it is legally required to disclose such information by a court of competent jurisdiction) and not to disclose to unrelated third parties all information of whatever kind or nature which relates in any way to this transaction, the settlement of the underlying trade debt which is the basis of this transaction, or any other aspect of the facts or circumstances surrounding this transaction. Marubeni expressly acknowledges and agrees to this obligation shall remain binding upon it even if the Company discloses this transaction to the public.

     6. Choice of Law. The laws of Minnesota shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder.

     7. Counterparts. This Agreement may be executed concurrently in two or more

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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LaserMaster Technologies, Inc.             Marubeni International Electronics
                                           Corporation


By  /s/ Mel Masters                        By  /s/ Hideaki Takagi
  -----------------------------               -------------------------------
  Melvin Masters, CEO                           Its  President & CEO
                                                    ------------------------


LaserMaster Corporation


 /s/ Mel Masters
- -----------------
By: Mel Masters
Its: CEO

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